Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054

www.svb.com

For release at 8:45 a.m. EDT	Contact:
August 31, 2010	Meghan O’Leary
(408) 654-6364

GREG BECKER NAMED PRESIDENT OF SVB FINANCIAL GROUP

New Appointments in Corporate Finance and SVB Capital Realign Expertise to

Strengthen Support for Company’s Long-term Strategic Direction

SANTA CLARA, Calif. – August 31, 2010 – SVB Financial Group (NASDAQ: SIVB) announced that Greg Becker has been promoted to president of SVB Financial Group, the parent company of Silicon Valley Bank. Becker will remain president of Silicon Valley Bank, a position he has held since 2008. Ken Wilcox will remain chief executive officer of SVB Financial Group and Silicon Valley Bank.

As president of Silicon Valley Bank, Becker has successfully led SVB’s efforts to continue to address the needs of startups, growing companies and venture capital firms in the technology sector, increase the company’s market share of later-stage clients, develop new product and service offerings for its dynamic clients, and drive the Bank’s global expansion. In his new position, Becker will continue to play an active role in designing and executing the Bank’s strategy while also participating more actively in SVB’s activities outside the Commercial Bank.

“Greg’s leadership has been instrumental in enabling SVB to support our existing clients, add a significant number of new clients, and lay the foundation to meet their international financial needs,” said Ken Wilcox. “In addition, he has done an excellent job navigating an extremely difficult economic environment over the past two years. As president of SVB Financial Group, Greg will continue that work while leading our efforts to improve collaboration and execution across all facets and geographies of SVB.”

Becker has held numerous leadership roles in his 17 years with SVB. Before becoming president of Silicon Valley Bank, he served as chief operating officer and chief banking officer, responsible for leading the commercial bank’s sales and operational efforts in the company’s 26 offices nationwide. Prior to his role as chief banking officer, Becker led the company’s Venture Capital Group, where he was responsible for building relationships with and investing in venture capital and private equity firms across the U.S.

The company also announced today that Mark MacLennan, formerly president of SVB Capital, will assume leadership of the company’s Corporate Finance Division. Sven Weber will take over responsibility from MacLennan for leading SVB’s funds management business. As head of SVB Capital, Weber will be responsible for refining the group’s strategy, strengthening its focus on venture capital, and ensuring it fully capitalizes on SVB’s broader expertise and capabilities.

Weber joined SVB in 2009 as a managing director in SVB Capital’s funds-of-funds business. In this role, Weber created a secondary market function, helped to redefine the company’s direct investment strategy, and strengthened the company’s relationships with its high-performing venture clients. Prior to joining SVB Capital, Weber was a principal and venture partner at Cipio Partners; served as vice president of Siemens Acceleration, the venture investing arm of Siemens Communications Inc.; and founded Innovature Capital Partners, an investment advisory firm focused on venture capital and secondary investments.

“I have enormous faith in innovation. I am confident that people will continue to create new ideas, and that others will fund those ideas. But I also believe that everything evolves,” said Wilcox. “Our job is to continue to build the business we think is best suited to the future of innovation. The changes at SVB Capital are intended to ensure we focus our funds management business on the venture capital sector, the core of our expertise and the area I believe offers the most significant opportunities for the future.”

As head of the Corporate Finance Division, MacLennan will oversee the group within Silicon Valley Bank serving larger corporate clients, a key part of the bank’s growth strategy.

“Mark has spent decades advising CEOs and leadership teams on the intersection between strategy and finance and how best to fund a company’s rapid growth,” said Wilcox. “We believe his leadership will provide a significant advantage in our ongoing efforts to retain existing clients as they grow, and help to increase our market share among larger companies.”

MacLennan joined SVB in 2004 as head of global financial services, having spent more than 25 years in leadership roles in the financial services industry. He became president of SVB Capital in 2005 and oversaw significant expansion of the group, which today manages a $1.2 billion family of funds. MacLennan came to SVB from Century Capital Management in Boston, where he was managing director of the Private Equity Group. Prior to that, MacLennan held a variety of management roles at BankBoston (now Bank of America), where he also ran the high-tech and multi-national lending divisions.

About SVB Financial Group

For more than 25 years, SVB Financial Group and its subsidiaries, including Silicon Valley Bank, have been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves companies in the technology, life science, venture capital/private equity and premium wine industries. Offering diversified financial services through Silicon Valley Bank, SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services, SVB Financial Group provides clients with commercial, investment, international and private banking services. The Company also offers funds management, broker-dealer services, asset management and a wide range of financial services for companies of all sizes and stages, as well as the added value of its knowledge and networks worldwide. Headquartered in Santa Clara, California, SVB Financial Group operates through 26 offices in the U.S. and five internationally in China, India, Israel and the United Kingdom. More information on the Company can be found at www.svb.com. (SIVB-F)

Banking services are provided by Silicon Valley Bank, the California bank subsidiary and commercial banking operation of SVB Financial Group, and a member of the FDIC and the Federal Reserve. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve.